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                                   EXHIBIT 11
                                KMART CORPORATION
                INFORMATION ON COMPUTATION OF EARNINGS PER SHARE


      ($ Millions, except per share data)                                                 13 Weeks Ended
                                                                                ---------------------------------
                                                                                    April 29,           April 30,
                                                                                      1998                 1997
                                                                                ---------------     -------------
      I.  Basic earnings per common share:

          (a) Net income                                                        $            47     $          14
                                                                                ===============     =============

          (b) Weighted average common shares outstanding                                  489.7             485.3
                                                                                ===============     =============


          Basic earnings per common share:

          Net income (a)/(b)                                                    $          0.10     $        0.03
                                                                                ===============     =============



      II. Earnings per common and common equivalent share assuming dilution:

          Income from operations                                                $            47     $          14
          Add:  Dividends Preferred Stock, Net                                               13                12
                                                                                ---------------     -------------

          (c) Net income                                                        $            60     $          26
                                                                                ===============     =============

          Weighted average common shares outstanding                                      489.7             485.3
          Weighted average trust convertible preferred securities outstanding              66.7              66.7

          Stock Option Activity                                                             6.2               5.7

          (d) Applicable common shares, as adjusted                                       562.6             557.7
                                                                                ===============     =============

          Diluted earnings per common and common equivalent share:

          Net income (c)/(d)                                                    $          0.11     $        0.05
                                                                                ===============     =============
                                                                                      (1)                 (1)


(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result.